UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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SELLAS LIFE SCIENCES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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April 22, 2020

To Our Stockholders:

You are cordially invited to attend the 2020 annual meeting of stockholders of SELLAS Life Sciences Group, Inc. (the “Company”) to be held at 8:30 a.m. Eastern Time on June 9, 2020 (the “2020 Annual Meeting”) at 15 West 38th Street, 4th Floor, New York, NY 10018. We are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may decide to hold the 2020 Annual Meeting virtually via live webcast. We plan to publicly announce a determination to hold the 2020 Annual Meeting via live webcast in a press release available at www.sellaslifesciences.com and in proxy materials on our proxy website at http://www.envisionreports.com/SLS as soon as practicable before the meeting. In the event we decide to hold the 2020 Annual Meeting via live webcast, you will be able to attend and participate in the 2020 Annual Meeting online via live webcast and vote your shares electronically. We encourage you to check this website prior to the meeting if you plan to attend.

The enclosed Notice of Annual Meeting of Stockholders sets forth the proposals that will be presented at the 2020 Annual Meeting, which are described in more detail in the enclosed Proxy Statement. Our Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 3 as set forth in the Proxy Statement.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders over the Internet, unless a stockholder requests printed materials. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 27, 2020, we intend to begin sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement for the 2020 Annual Meeting and our 2019 annual report to stockholders. The Notice also provides instructions on how to vote online or by telephone and how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the 2020 Annual Meeting. Whether you plan to attend the 2020 Annual Meeting or not, it is important that you cast your vote. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in the Proxy Statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

On behalf of the Board and the management team, we thank you for your ongoing support of, and continued interest in, SELLAS Life Sciences Group, Inc.

Very truly yours,

Angelos M. Stergiou, M.D., Sc.D. h.c.
President and Chief Executive Officer

SELLAS LIFE SCIENCES GROUP, INC.

15 West 38th Street, 10th Floor

New York, New York 10018

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TIME:	8:30 a.m. Eastern Time

DATE:	June 9, 2020

PLACE:	15 West 38th Street, 4th Floor, New York, NY 10018

PURPOSES:

1.	To elect three Class I directors to serve on our Board of Directors, each for a three-year term expiring on the date on which our annual meeting of stockholders is held in 2023;

2.	To ratify the appointment by our Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the 2020 Annual Meeting and any adjournment or postponement thereof.

WHO MAY VOTE:

You may vote if you were the record owner of the Company’s common stock at the close of business on Monday, April 13, 2020. A list of stockholders of record will be available at the 2020 Annual Meeting and, during the 10 days prior to the 2020 Annual Meeting, at our principal executive offices located at 15 West 38th Street, 10th Floor, New York, NY 10018.

All stockholders are cordially invited to attend the 2020 Annual Meeting. Whether you plan to attend the 2020 Annual Meeting or not, we urge you to vote by following the instructions in the Notice of Internet Availability of Proxy Materials that you previously received and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

By Order of the Board of Directors,

Barbara A. Wood
Executive Vice President, General Counsel and
Corporate Secretary

New York, New York

April 22, 2020

SELLAS LIFE SCIENCES GROUP, INC.

15 West 38th Street, 10th Floor

New York, New York 10018

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

Tuesday, June 9, 2020

This Proxy Statement, along with the accompanying notice of 2020 Annual Meeting, contains information about the annual meeting of stockholders of SELLAS Life Sciences Group, Inc., including any adjournments or postponements of the 2020 Annual Meeting. We are holding the 2020 Annual Meeting at 8:30 a.m., Eastern Time, on June 9, 2020 at 15 West 38th Street, 4th Floor, New York, NY 10018. We are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may decide to hold the 2020 Annual Meeting virtually via live webcast. We refer, in this Proxy Statement, to SELLAS Life Sciences Group, Inc. as “SELLAS,” “the Company,” “we” and “us.”

This Proxy Statement relates to the solicitation of proxies by our Board of Directors for use at the 2020 Annual Meeting.

On or about April 27, 2020, we intend to begin sending to our stockholders the Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2020 Annual Meeting and our 2019 annual report to stockholders.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why is the Company Soliciting My Proxy?

Our Board of Directors is soliciting your proxy to vote at the 2020 Annual Meeting to be held at 15 West 38th Street, 4th Floor, New York, NY 10018, on June 9, 2019, at 8:30 a.m., Eastern Time, and any adjournments or postponements of the meeting, which we refer to as the 2020 Annual Meeting. This proxy statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the 2020 Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, because you owned shares of our common stock on April 13, 2020, or the Record Date. We intend to commence distribution of the Important Notice Regarding the Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, and, if applicable, proxy materials, to stockholders on or about April 27, 2020.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC, we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process will expedite stockholders’ receipt of proxy materials, lower the costs of the 2020 Annual Meeting and help to conserve natural resources. If you received the Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this proxy statement.

How do I attend the 2020 Annual Meeting?

The 2020 Annual Meeting will be held on Tuesday, June 9, 2019, at 8:30 a.m., Eastern Time, at 15 West 38th Street, 4th Floor, New York, NY 10018. You are entitled to participate in the 2020 Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date or if you hold a valid proxy for the 2020 Annual Meeting. If you plan to attend the annual meeting, we will have representatives onsite to assist with registration for the event. You must bring proof of your identity to the annual meeting. If your shares are registered in the name of a bank, broker, or other holder of record, please bring both a photo ID and documentation of your stock ownership as of the Record Date (such as a brokerage statement).

To participate in the 2020 Annual Meeting, you will need to review the information included on your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

Additionally, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may decide to hold the 2020 Annual Meeting virtually via live webcast. We plan to publicly announce a determination to hold the 2020 Annual Meeting via live webcast in a press release available at www.sellaslifesciences.com and in proxy materials on our proxy website at http://www.envisionreports.com/SLS as soon as practicable before the meeting. In the event we decide to hold the 2020 Annual Meeting via live webcast, you will be able to attend and participate in the 2020 Annual Meeting online via live webcast and vote your shares electronically. We encourage you to check this website prior to the meeting if you plan to attend.

Who can vote at the 2020 Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the 2020 Annual Meeting. On the Record Date, there were 6,717,900 shares of common stock issued and outstanding. Our common stock is our only class of voting stock.

How Do I Vote?

Whether you plan to attend the 2020 Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone. You may specify (i) whether your shares should be voted FOR or WITHHELD for Proposal 1, our nominees for Class I directors, and (ii) whether your shares should be voted for, against or abstain with respect to Proposals 2 and 3. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board of Directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the 2020 Annual Meeting. You may vote by one of the following methods:

By Internet: If you have Internet access, you may submit your vote from any location in the world by following the instructions in the Notice or following the instructions on the proxy card or voting instruction card sent to you.

By Telephone: You may submit your vote by following the telephone voting instructions on the following the instructions in the Notice or following the telephone voting instructions on the proxy card or voting instruction card sent to you.

By Proxy by Mail: You may vote by mail by requesting a full paper copy of the Proxy Statement materials as instructed in the Notice of Internet Availability and marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided to you by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. for requesting paper copies of the proxy materials.

In Person at the Meeting By Proxy or Ballot: If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting. As a stockholder of record, you may vote in person at the annual meeting. As a beneficial owner, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 1:00 a.m. Eastern Time on June 9, 2020.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. If on the Record Date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” You must follow the instructions of the holder of record in order for your shares to be voted.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the 2020 Annual Meeting, vote by proxy using the enclosed proxy card or vote by proxy over the telephone or through the Internet. Whether or not you plan to attend the 2020 Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the 2020 Annual Meeting even if you have already voted by proxy. If you attend the 2020 Annual Meeting and decide to vote in person, even if you have already voted by proxy, you must at the 2020 Annual Meeting first revoke your proxy and then vote in accordance with the instructions provided at the 2020 Annual Meeting.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the 2020 Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 1:00 a.m., Eastern Time on June 9, 2020 to be counted.

•	To vote through the Internet, go to www.envisionreports.com/SLS to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your Internet vote must be received by 1:00 a.m. Eastern Time on June 9, 2020 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. To vote in person at the 2020 Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy form.

What am I voting on?

This Proxy Statement describes the proposals on which we would like you, as a stockholder, to vote at the 2020 Annual Meeting. This Proxy Statement provides you with information on the proposals, as well as other information about us, so that you can make an informed decision as to whether and how to vote your stock.

At the 2020 Annual Meeting, stockholders will act upon the following three proposals:

Proposal 1:	To elect three Class I directors to serve on our Board for a three-year term expiring on the date on which our annual meeting is held in 2023.

Proposal 2:	To ratify the appointment by our Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Proposal 3:	To approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.

How Does our Board of Directors Recommend That I Vote on the Proposals?

Our Board of Directors recommends that you vote as follows:

■	“FOR” the election of the nominees for Class I directors;

■	“FOR” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and

■	“FOR” the compensation of our named executive officers, as disclosed in this proxy statement.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the 2020 Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee (sometimes referred to as shares held in “street name”) and you do not provide instructions how to vote your shares, your broker, bank or other nominee may still be able to vote your shares in its discretion. A broker or other nominee may generally vote in their discretion on routine matters. In this regard, Proposals 1 and 3 are considered to be “non-routine”, meaning that if your broker does not receive instructions from you on how to vote your shares on such non-routine matter, the broker will not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposals 1 and 3. However, Proposal 2 is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

•	“FOR” the election of three Class I directors to serve on our Board for a three-year term expiring on the date on which our annual meeting is held in 2023.

•	“FOR” the ratification of the appointment by our Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

•	“FOR” the advisory approval of named executive compensation.

If any other matter is properly presented at the 2020 Annual Meeting, your proxyholder (named on your proxy card) will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the 2020 Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at SELLAS Life Sciences Group, Inc., 15 West 38th Street, 10th Floor, New York, New York 10018.

•	You may attend the 2020 Annual Meeting, follow the instructions for revoking your proxy, and vote in person. Simply attending the 2020 Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Proposals of stockholders intended to be presented at our 2021 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, 15 West 38th Street, 10th Floor, New York, New York 10018, Attention: Corporate Secretary, no later than December 28, 2020, the date that is 120 days prior to the first anniversary of the date of this proxy statement, in order to be included in the proxy statement and proxy card relating to that meeting.

If a stockholder wishes to present a proposal at our 2021 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to the advance notice provision in our bylaws, such stockholder must give written notice to our Corporate Secretary at our principal executive offices at the address noted above. The Corporate Secretary must receive such notice no earlier than February 9, 2021, and no later than March 11, 2021, provided that if the date of the 2021 annual meeting of stockholders is held before June 9, 2021, such notice must instead be received by the Corporate Secretary no earlier than the 120th day prior to the 2021 annual meeting of stockholders and not later than the close of business on the 90th day prior to the 2021 annual meeting of stockholders in order for such notice to be timely.

How are votes counted?

Votes will be counted by the inspector of election appointed for the 2020 Annual Meeting, who will separately count, with respect to (i) the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and (ii) Proposals 2 and 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or nominee holding the shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1 and 3 are considered to be “non-routine” under NYSE rules and we, therefore, expect broker non-votes to exist in connection with those proposals.

As a reminder, if you are a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker or nominee holding the shares by the deadline provided in the materials you receive from your broker or nominee.

How many votes are needed to approve each proposal?

The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the 2020 Annual Meeting will constitute a quorum for the transaction of business at the 2020 Annual Meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the 2020 Annual Meeting. The following votes are required for approval of the proposals being presented at the 2020 Annual Meeting:

Proposal 1: To Elect Three Class I Directors. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. The nominees for Class I directors to be considered at the 2020 Annual Meeting are Jane Wasman, John Varian and Robert Van Nostrand. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the foregoing Class I Directors.

Proposal 2: To Ratify the Appointment by the Audit Committee of Moss Adams LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the current fiscal year.

Proposal 3: To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers. These proposals call for a non-binding, advisory vote, and accordingly there is no “required vote” that would constitute approval. However, our Board of Directors, including our compensation committee, values the opinions of our stockholders and we will consider our stockholders’ concerns to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement and evaluate what actions may be appropriate to address those concerns.

Shares that abstain from voting as to a particular matter and shares held in “street name” by brokerage firms who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our then outstanding shares of the common stock entitled to vote are present at the 2020 Annual Meeting in person or represented by proxy. On the Record Date, there were 6,717,900 shares issued and outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the 2020 Annual Meeting. If there is no quorum, the holders of a majority of shares present at the 2020 Annual Meeting or represented by proxy may adjourn the 2020 Annual Meeting to another date.

How can I find out the 2020 Annual Meeting voting results?

Preliminary voting results will be announced at the 2020 Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the 2020 Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the 2020 Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

What proxy materials are available on the Internet?

This proxy statement, the proxy card and the annual report to stockholders are available at http://www.envisionreports.com/SLS.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

How may I obtain an additional copy of the proxy materials if I share an address with another stockholder?

Some brokers or other nominee record holders may be sending you a single Notice or, if applicable, a single set of our proxy materials if multiple stockholders of the Company live in your household. This practice, which has been approved by the SEC, is called “householding.” Once you receive notice from your broker or other nominee record holder that it will be “householding” the Notice or if, applicable, our proxy materials, the practice will continue until you are otherwise notified or until you notify them that you no longer want to participate in the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

We will promptly deliver a separate copy of our Notice or if applicable, our proxy materials to you if you write to our Corporate Secretary at: SELLAS Life Sciences Group, Inc., 15 West 38th Street, 10th Floor, New York, NY 10018, (917) 438-4353. If you want to receive your own Notice or, if applicable, set of our proxy materials in the future or, if you share an address with another stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, you should contact your broker or other nominee record holder directly or you may contact us at the above address and phone number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 13, 2020 for (i) the executive officers named in the Summary Compensation Table on page 18 of this proxy statement, (ii) each of our directors and director nominees, (iii) all of our current directors and executive officers as a group and (iv) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 13, 2020 pursuant to the exercise of options or warrants or the vesting of restricted stock units to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 6,717,900 shares of common stock outstanding on April 13, 2020.

Name of Beneficial Owner	Number		Percentage of Shares Beneficially Owned
Angelos M. Stergiou, President, Chief Executive Officer and Director	11,477	(1)	*
Barbara A. Wood, Executive Vice President, General Counsel and Corporate Secretary	1,207	(3)	*
John T. Burns, Vice President, Finance and Corporate Controller	622	(3)	*
Jane Wasman, Chair of the Board	788	(3)	*
David L. Scheinberg, Director	970	(2)	*
Robert Van Nostrand, Director	788	(3)	*
John Varian, Director	788	(3)	*
All current executive officers and directors as a group (7 persons)	16,640		*

* Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Represents 8,537 shares of our common stock and options to purchase 2,940 shares of our common stock exercisable within 60 days.

(2)	Represents 182 shares of our common stock and options to purchase 788 shares of our common stock exercisable within 60 days.

(3)	Represents options to purchase shares of our common stock exercisable within 60 days.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

Our Bylaws provide that our business shall be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors has set the current size of the Board at five members, classified into three classes as follows: (i) Jane Wasman, Robert Van Nostrand and John Varian are members of Class I with a term ending at the 2020 Annual Meeting; (ii) David A. Scheinberg is the member of Class II with a term ending at the 2021 annual meeting; and (iii) Angelos M. Stergiou is a member of Class III with a term ending at the 2022 annual meeting. In order to more evenly divide the classes of directors, and consistent with our Bylaws, John Varian has agreed that, if he is reelected at the 2020 Annual Meeting as a Class I director, he will resign from his Class I director seat, and the Board will simultaneously appoint him to a newly created directorship in Class III.  As a result, Mr. Varian would be up for reelection with other Class III directors at the 2022 annual meeting, rather than with the Class I directors at the 2023 annual meeting.

Our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Jane Wasman, John Varian and Robert Van Nostrand for election at the 2020 Annual Meeting as Class I directors for a term of three years to serve until the 2023 annual meeting of stockholders, and until their respective successors have been elected and qualified.

Set forth below are the names of (i) the persons nominated for election as directors, and (ii) those directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years as of April 27, 2020. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position	Term Expires	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Develop- ment Committee
Jane Wasman	63	Chair of the Board	2020	✔	✔	✔*
Angelos M. Stergiou	44	Director President and Chief Executive Officer	2022				✔
David A. Scheinberg	64	Director	2021				✔*
Robert L. Van Nostrand	63	Director	2020	✔	✔*	✔
John Varian	59	Director	2020	✔*		✔	✔

*Denotes Chair of Committee

Jane Wasman. Ms. Wasman has been a director of the Company, Chair of the Board and Chair of the Nominating and Corporate Governance Committee of the Board since December 2017. Ms. Wasman became a member of the Audit Committee in 2019. Ms. Wasman was President, International & General Counsel and Corporate Secretary of Acorda Therapeutics, Inc., or Acorda, a publicly traded biopharmaceutical company, from October 2012 until December 2019, managing its international, legal, quality, IP and compliance functions. From January 2012 until October 2012, she was Acorda’s Chief, Strategic Development, General Counsel and Corporate Secretary, and from May 2004 until January 2012, she was Acorda’s Executive Vice President, General Counsel and Corporate Secretary. Before joining Acorda, Ms. Wasman was with Schering-Plough Corporation, a global pharmaceutical company, for over eight years, holding various U.S. and international leadership positions, including Staff Vice President and Associate General Counsel. Ms. Wasman earned a J.D. from Harvard Law School and her undergraduate degree magna cum laude from Princeton University. Ms. Wasman is also a member of the board of directors of Rigel Pharmaceuticals, Inc., a publicly traded biotechnology company and has been a member of the board of directors and of the executive committee of the board of NewYorkBIO since 2007. The Company believes Ms. Wasman’s significant executive and management experience at publicly traded biopharmaceutical companies qualifies her to serve on our Board.

Angelos M. Stergiou, M.D., Sc.D. h.c. Dr. Stergiou has served as our President and Chief Executive Officer, and a director, since December 2017. Dr. Stergiou founded our predecessor entity that completed a business combination with Galena Biopharma on December 29, 2017, or Private SELLAS, in 2012 and served as the President and Chief Executive Officer and a director since that time, both as Chairman from 2012 to July 2016, and as Vice Chairman from July 2016 to December 2017. In connection therewith, Dr. Stergiou led the negotiation of an exclusive license agreement with Memorial Sloan Kettering Cancer Center, or MSK, to develop and commercialize MSK’s WT1 peptide vaccine technology, which was satisfied in part by the transfer to MSK of certain of Dr. Stergiou’s shares in Private SELLAS. Dr. Stergiou also co-founded Genesis Life Sciences, Ltd. (now Genesis Research), a boutique health economics and pricing-reimbursement and health access company where he served as President and Chief Operating Officer from 2009 to 2011. From 2004 to 2008 Dr. Stergiou served as Vice President and Head of Drug Development at Accentia Biopharmaceuticals, Inc and also served in the same capacity as well as Chief Medical Officer at its subsidiary Biovest International, Inc. during the same time. While at Biovest International, Inc., Dr. Stergiou led the Phase 3 development of a therapeutic cancer vaccine, BiovaxID, which was presented at the American Society of Clinical Oncology plenary session in 2009. Dr. Stergiou started his biotechnology career in 2002 at PAION AG where he served as its U.S. program lead of desmoteplase (DEDAS) and served on the joint steering and oversight committee of PAION AG with Forest Laboratories, Inc. in 2003-2004. Dr. Stergiou holds an M.D. from the U.S. American Institute of Medicine and a Sc.D. h.c. from Kentucky Wesleyan College and received his undergraduate degree in pre-medicine, biology and chemistry from Kentucky Wesleyan College. Dr. Stergiou is a member of the Board of Trustees at Kentucky Wesleyan College, a Fellow of the Royal Society of Medicine, an active member of the World Medical Association, and a member of the American Academy of Physicians in Clinical Research and the Association of Clinical Research Professionals. The Company believes that Dr. Stergiou’s experience as the founder of Private SELLAS and as President, Chief Executive Officer and Director of the Company, as well as his extensive experience in the biopharmaceutical industry and his significant management experience, qualifies him to serve on our Board.

David A. Scheinberg, M.D., Ph.D. Dr. Scheinberg has been a director of the Company since December 2017. Dr. Scheinberg is currently the Vincent Astor Chair and Chairman of Molecular Pharmacology, Sloan Kettering Institute. He also founded and chairs the Center for Experimental Therapeutics at MSK, where he spearheaded the discovery and early clinical development of galinpepimut-S and founded and was chair of the Nanotechnology Center from 2010 to 2014. Additionally, Dr. Scheinberg is a Professor of Medicine and Pharmacology and co-chair of the Pharmacology graduate program at the Weill-Cornell University Medical College and Professor in the Gerstner-Sloan Kettering Graduate School at MSK. Dr. Scheinberg is also an attending physician in the Department of Medicine, Leukemia Service and Hematology Laboratory Service/Department of Clinical Laboratories at Memorial Hospital. Dr. Scheinberg is an advisor to charitable foundations and cancer centers and sat on the board of directors of Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX), a biotechnology company, from 1996 to 2019, and currently sits on the board of directors of Sapience Therapeutics, Inc., a privately held, preclinical stage biotechnology company. Dr. Scheinberg also served on Private SELLAS’ Scientific Advisory Board from 2015 to 2017. From 2010 through 2016 he served on the board of directors of Contrafect Corporation, a publicly traded clinical-stage biotechnology company. Dr. Scheinberg holds an M.D. and a Ph.D. in Pharmacology and Experimental Therapeutics from the Johns Hopkins University School of Medicine. Dr. Scheinberg earned his undergraduate degree in Biology from Cornell University. The Company believes Dr. Scheinberg’s experience on Private SELLAS’s Scientific Advisory Board and other public board experience, as well as his expertise as a leading academic oncologist at MSK, including broad knowledge of and contacts in the highest levels of medical research, qualifies him to serve on our Board.

Robert L. Van Nostrand. Mr. Van Nostrand has been a director of the Company and Chair of the Compensation Committee since December 2017. He was a member of the board of directors of Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a biotechnology company, until it was acquired in January 2020. He is a member of the board of directors of Intra-Cellular Therapies, Inc. (NASDAQ: ITCI), a biopharmaceutical company, Yield10 Bioscience, Inc. (NASDAQ: YTEN), formerly Metabolix, Inc., a bio-agricultural company, Likeminds, Inc., a private biotech company, and the Biomedical Research Alliance of New York, a private company providing clinical trial services. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008, when the company was acquired. Between 1986 and 2007, Mr. Van Nostrand held various executive and other management positions, including Chief Compliance Officer and Chief Financial Officer, at OSI Pharmaceuticals, Inc., or OSI. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand is a member of the board of NewYorkBIO where he previously served as Chairman. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York and completed advanced management studies at the Wharton School of the University of Pennsylvania. He is a Certified Public Accountant. The Company believes Mr. Van Nostrand’s vast board and industry experience in life sciences, his qualification as a financial expert, as well as his experience in transaction structuring and risk management qualifies him to serve on our Board.

John Varian. Mr. Varian has been a director of the Company and Chair of the Audit Committee since December 2017. Mr. Varian served as Chief Executive Officer of XOMA Corporation, or XOMA, from August 2011 through December 2016 and served as a member of the board of directors of XOMA from December 2008 through May 2017. Mr. Varian served as a member of the board of directors of Versartis, Inc. (NASDAQ: VSAR) from March 2014 through October 2018, when it acquired Aravive, and the board of directors of Egalet Corporation (NASDAQ: EGLT) from June 2018 through February 2019, when it acquired the assets of Iroko. Mr. Varian previously served as Chief Operating Officer of ARYx Therapeutics, Inc. from December 2003 through August 2011. Beginning in May 2000, Mr. Varian was Chief Financial Officer of Genset S.A. in France, where he was a key member of the team negotiating Genset’s sale to Serono S.A. in 2002. From 1998 to 2000, Mr. Varian served as Senior Vice President, Finance and Administration of Elan Pharmaceuticals, Inc., joining the company as part of its acquisition of Neurex Corporation. Prior to the acquisition, he served as Neurex Corporation’s Chief Financial Officer from 1997 until 1998. From 1991 until 1997, Mr. Varian served as the VP Finance and Chief Financial Officer of Anergen Inc. Mr. Varian was an Audit Principal/Senior Manager at Ernst & Young LLP from 1987 until 1991, where he focused on life sciences. Mr. Varian was also a founding committee member of Bay Bio and a former chairman of the Association of Bioscience Financial Officers International Conference. Mr. Varian holds a B.B.A. from Western Michigan University. He is a Certified Public Accountant. The Company believes Mr. Varian’s significant experience working with biopharmaceutical companies, including developing and implementing strategy, with a focus on financing, corporate financial management and related matters, qualifies him to serve on our Board.

Independence of the Board of Directors

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors of such listed company. Our Board consults with our internal and outside counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, our Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Jane Wasman, Robert L. Van Nostrand and John Varian. In making this determination, our Board found that none of these directors or nominees for Class I directors had a material or other disqualifying relationship with the Company. David A. Scheinberg, M.D., Ph.D., our Class II director, and Angelos M. Stergiou, M.D. ScD. h.c., our President and Chief Executive Officer and our Class III director are not considered “independent” pursuant to the applicable Nasdaq standards.

Board Leadership Structure

Our Board has an independent Chair, Jane Wasman, who has authority, among other things, to preside over Board meetings and stockholder meetings, and shall have such powers and duties as may from time to time be assigned by the Board. Accordingly, the Chair has substantial ability to shape the work of the Board. We believe that separation of the positions of Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in our best interests and those of our stockholders. As a result, we believe that having an independent Chair can enhance the effectiveness of our Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through the standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with certain legal and regulatory requirements and oversees the performance of the internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Management periodically reports to the Board or relevant committee, which provides guidance on risk assessment and mitigation. Each committee charged with risk oversight reports to the Board on risk matters.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at https://www.sellaslifesciences.com/investors/corporate-governance/default.aspx#section=documents.

Committees of the Board of Directors and Meeting Attendance

Board of Directors. During the fiscal year ended December 31, 2019 there were 17 meetings of our Board of Directors. No director attended fewer than 75% of the total number of meetings of our Board of Directors and of committees of our Board of Directors on which such director served during 2019. Our Board of Directors makes every effort to but is not required to attend each annual meeting of our stockholders. All directors attended our annual meeting of stockholders held in 2019.

Committees of the Board of Directors. Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board has determined that each member of our committees meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to SELLAS. Our Board also has a Research & Development Committee, which meets from time to time to review the Company’s clinical programs.

Audit Committee

The Audit Committee is currently comprised of three directors: Messrs. Varian, Van Nostrand, and Ms. Wasman. The Audit Committee met four times in 2019. Our Board has adopted a written Audit Committee charter that is available to stockholders in the corporate governance section of our website at https://www.sellaslifesciences.com/investors/corporate-governance/default.aspx#section=documents.

The Audit Committee was established by our Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee’s responsibilities include, among other things:

•	appointing our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accountants;

•	reviewing and approving the audit and non-audit services to be performed by the independent registered public accountants;

•	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

•	conferring with management and the independent registered public accountants regarding the effectiveness of internal control over financial reporting;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing and approving transactions between the Company and any related persons; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members including compliance of the Audit Committee with its charter.

Our Board reviews the Nasdaq listing standards’ definition of “independence” for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and under Rule 10A-3 under the Exchange Act).

Our Board has also determined that Messrs. Varian and Van Nostrand each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. Our Board made a qualitative assessment of the level of knowledge and experience of both Mr. Varian and Mr. Van Nostrand based on a number of factors, including the formal education and experience of each of Messrs. Van Nostrand and Varian as former chief financial officers for public reporting companies, and the status of Messrs. Van Nostrand and Varian as Certified Public Accountants.

Report of the Audit Committee of the Board of Directors

The Audit Committee of our Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Capital Market, has furnished the following report:

The Audit Committee assists our Board of Directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by our Board of Directors, which is available on our website at https://www.sellaslifesciences.com/investors/corporate-governance/default.aspx#section=documents. This committee reviews and reassesses our charter annually and recommends any changes to our Board of Directors for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Moss Adams LLP. In fulfilling its responsibilities for the financial statements for fiscal year December 31, 2019, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management and Moss Adams LLP, our independent registered public accounting firm;

•	Discussed with Moss Adams LLP the matters required to be discussed in accordance with Auditing Standard No. 1301- Communications with Audit committees; and

•	Received written disclosures and the letter from Moss Adams LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Moss Adams LLP’s communications with the Audit Committee and the Audit Committee further discussed with Moss Adams LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Moss Adams LLP, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Members of the Company’s Audit Committee:

Messrs. John Varian and Robert L. Van Nostrand, and Ms. Jane Wasman.

Compensation Committee

The Compensation Committee is currently comprised of two directors: Ms. Wasman and Mr. Van Nostrand. Each of Ms. Wasman and Mr. Van Nostrand are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met eight times in 2019. Our Board has adopted a written Compensation Committee charter that is available to stockholders in the corporate governance section of our website at https://www.sellaslifesciences.com/investors/corporate-governance/default.aspx#section=documents.

The Compensation Committee of the Board acts on behalf of the Board to review, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:

•	establishing corporate performance goals and objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated goals and objectives;

•	reviewing and recommending to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors; and

•	administering our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plans and programs.

Each year, our Compensation Committee reviews with management our executive compensation tables and accompanying narrative disclosure and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising our Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In 2019, the Compensation Committee engaged Radford, a division of Aon Hewitt, which is a subsidiary of Aon plc, or Radford, as its compensation consultant, to evaluate long and short-term executive compensation, director compensation and executive severance plans. The Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that Radford’s work for the Compensation committee does not raise any conflict of interest. Radford reviewed our executive officer and director compensation relative to a peer group and against survey data available to Radford. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Based on these recommendations, we determined our current compensation levels for our executive officer, including base salary and target bonus payments.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to our Board, making recommendations to our Board regarding the membership of the committees of the Board, and assessing the performance of management and our Board.

The Nominating and Corporate Governance Committee is comprised of three directors: Ms. Wasman and Messrs. Van Nostrand and Varian. All members of our Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met four times in 2019. Our Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders in the corporate governance section of our website at https://www.sellaslifesciences.com/investors/corporate-governance/default.aspx#section=documents.

Generally, our Nominating Committee will consider candidates recommended from several sources, such as other directors or officers, stockholders, third party search firms or other appropriate sources. Once identified, the Nominating Committee will evaluate a candidate’s qualifications. The Nominating and Corporate Governance Committee believes that candidates for director should have certain qualifications, including the ability to read and understand basic financial statements and the possession of the highest personal integrity and ethics. Candidates for director should also be over 21 years of age. Our Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise enabling the candidate to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, our Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given our current needs and the needs of our Board, to maintain a balance of knowledge, experience and capability. Our Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating Committee will consider issues of diversity among its members in identifying and considering nominees for director and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on our Board of Directors and its committees.

In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

Our Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. Although the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders, it has the power and authority to consider recommendations for Board nominees and proposals submitted by the Company’s stockholders.

If a stockholder wishes to propose a candidate for consideration as a nominee for election to our Board of Directors, that stockholder must follow the procedures described in our Bylaws. Any such recommendation should be made in writing on a timely basis as set forth in our Bylaws to our Corporate Secretary at our principal office and should be accompanied by the following information concerning the proposed nominee:

•	all information relating to such person that would be required to be disclosed in a proxy statement;

•	certain biographical information about the proposed nominee;

•	the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such proposed nominee; and

•	the date or dates on which such shares were acquired and the investment intent of such acquisition.

The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Research & Development Committee

The Board has a Research & Development Committee that meets from time to time to review the Company’s clinical programs and is comprised of Dr. David A. Scheinberg, as Chair, and Dr. Angelos M. Stergiou and Mr. John Varian, as members.

Stockholder Communications with the Board of Directors

The Board expects that the views of our stockholders will be heard by the Board, its committees or individual directors, as applicable, and that appropriate responses be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with the Board, any committee of the Board, the independent directors as a group or any individual director may send communications directly to us at SELLAS Life Sciences Group, Inc., 15 West 38th Street, 10th Floor, New York, New York 10018, Attention: Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Undirected communications will be distributed to our entire Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code, which, along with our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the charters of our Board committees, provides a framework for the governance of our company. The Board’s Corporate Governance and Nominating Committee is responsible for periodically reviewing our governance practices and principles. The Code applies to all of our directors, officers and employees.

The Code reflects current best practices and enhances our personnel’s understanding of our standards of ethical business practices, promotes awareness of ethical issues that may be encountered in carrying out an employee’s or director’s responsibilities, and provides clarity as to how to address ethical issues that may arise.

The foregoing description of the Code does not purport to be complete and is qualified in its entirety by reference to the full text of the Code, a copy of which is posted on our website at https://www.sellaslifesciences.com/investors/corporate-governance/default.aspx#section=documents, and a printed copy may also be obtained by any stockholder upon request directed to SELLAS Life Sciences Group, Inc., 15 West 38th Street, 10th Floor, New York, NY 100018, Attention: Corporate Secretary. We also anticipate filing any future amendment or waiver of the Code on our website within four business days of the date of such amendment or waiver. The contents of our website are not incorporated by reference in this report or made a part hereof for any purpose.

Executive Officers

The names and ages of our current executive officers and their positions are as follows:

Name	Age	Position with the Company
Angelos M. Stergiou, M.D., Sc.D. h.c.	44	President, Chief Executive Officer and Director
Barbara A. Wood	58	Executive Vice President, General Counsel and Corporate Secretary
John T. Burns	35	Vice President, Finance and Corporate Controller

Biographical Information Regarding Executive Officers

Set forth below is a biographical description of each executive officer based on information supplied by such executive officer:

Angelos M. Stergiou, M.D., Sc.D. h.c., see “Board of Directors.”

Barbara A. Wood, Esq. Ms. Wood has served as the Company’s Executive Vice President, General Counsel and Corporate Secretary since March 2018. Prior to joining the Company, Ms. Wood served as Senior Vice President, General Counsel and Corporate Secretary at IVERIC bio, Inc. (formerly known as Ophthotech Corporation) from November 2013 to February 2018. From January 2011 to November 2013, Ms. Wood practiced law at Wood Legal. From April 2001 to December 2010 Ms. Wood served in varying roles at OSI Pharmaceuticals, Inc., most recently as Senior Vice President, General Counsel and Corporate Secretary. Before joining OSI, Ms. Wood was a partner at the New York law firm of Squadron, Ellenoff, Plesent & Sheinfeld (now part of Hogan Lovells), focusing on mergers and acquisitions, biotechnology, licensing, securities and venture capital matters Ms. Wood received her B.A. in Economics and Classics, magna cum laude, from Connecticut College and her J.D. from Columbia Law School where she was a Harlan Fiske Stone Scholar.

John T. Burns Mr. Burns has served as the Company’s Vice President, Finance and Corporate Controller since December 2017. Burns has over 10 years’ experience in finance and accounting. Mr. Burns joined the Company in May 2013 and has held various positions of increasing responsibility during his tenure. Prior to joining the Company, Mr. Burns was a Securities and Exchange Reporting Manager at Pixelworks, Inc. (NASDAQ: PSLW), and began his career in public accounting at Moss Adams LLP. Burns received a B.S.M. in Finance and Master of Accounting degree from Tulane University. He is an active Certified Public Accountant. On December 17, 2018, the Board of Directors of the Company appointed Mr. Burns as the Company’s interim principal accounting officer.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the compensation paid or accrued during the last two fiscal years ended December 31, 2018 and 2019 to our named executive officers, or NEOs, for 2019. The NEOs are (i) our President and Chief Executive Officer, Angelos M. Stergiou, M.D., Sc.D. h.c., (ii) our other two most highly compensated executive officers earning more than $100,000 who were serving as executive officers at the end of the year ended December 31, 2019, and (iii) one individual for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of December 31, 2019, each identified below under the heading “Summary Compensation Table.”

Name	Year	Salary ($)		Bonus ($) (3)		Option awards ($) (1)	All other compensation ($)		Total ($)
Angelos M. Stergiou, M.D., Sc.D. h.c.	2019	629,649	(2)	223,125		464,105	109,731	(4)	1,426,610
President and Chief Executive Officer	2018	548,959	(2)	141,304		343,566	206,478	(5)	1,240,307
Barbara A. Wood	2019	376,000		135,360		180,182	14,130	(7)	705,672
Executive Vice President, General Counsel and Corporate Secretary (6)	2018	294,223		133,149	(8)	185,788	17,524	(9)	630,684
John T. Burns	2019	255,000		70,762		98,281	12,684	(7)	436,727
Vice President, Finance and Corporate Controller	2018	235,000		59,925		72,330	26,079	(9)	393,334
Nicholas J. Sarlis, M.D., Ph.D., FACP	2019	142,500		47,804		54,601	200,712	(11)	445,617
Former Executive Vice President and Chief Medical Officer (10)	2018	373,742		106,400		253,154	50,008	(9)	783,304

(1)	The amounts reflected in this column represent the aggregate grant date fair value computed in accordance with ASC Topic 718. To determine the value of stock option awards, we use a Black Scholes pricing model to value stock options at the time of their grant. This model requires us to estimate the future value of our stock price based in part on the historic price volatility of our stock. See Note 13 to our consolidated financial statements in the Original Filing, “Consolidated Financial Statements - Notes to Consolidated Financial Statements - Stock-Based Compensation,” for details as to the assumptions used to determine the fair value of equity awards.

(2)	Includes $210,322 and $148,959 associated with tax benefits related to Dr. Stergiou’s salary for 2019 and 2018, respectively. As of July 1, 2019, the Company was no longer responsible for providing these tax benefits to Dr. Stergiou, and his annual salary was set at $525,000.

(3)	Represents the discretionary annual cash incentive bonuses earned by our named executive officers in respect of 2019 and 2018 (as applicable).

(4)	Comprised of $106,801 related to a monthly housing allowance and associated benefits, and $2,930 related to Company benefits paid on behalf of Dr. Stergiou including: medical, dental, vision, short-term/long-term liability insurances, basic life insurance and personal accident insurance, workers’ compensation insurance and employer liability insurance. As of July 1, 2019, the Company was no longer responsible for providing a monthly housing allowance to Dr. Stergiou.

(5)	Comprised of $158,134 related to a monthly housing allowance and associated benefits, and $48,344 related to Company benefits paid on behalf of Dr. Stergiou including: medical, dental, vision, short-term/long-term liability insurances, basic life insurance and personal accident insurance, workers’ compensation insurance and employer liability insurance.

(6)	Ms. Wood’s employment with the Company commenced on March 14, 2018.

(7)	Represents 401(k) Plan matching contributions by the Company of $11,200 and benefits paid on behalf of the employee: medical, dental, vision, short-term/long-term liability insurances, education, basic life insurance, personal accident insurance, workers’ compensation insurance and employer liability insurance.

(8)	Represents Ms. Wood’s sign-on bonus of $16,845 and a discretionary bonus of $116,304 which was accrued at year end and paid in February 2019.

(9)	Represents the following Company benefits paid on behalf of the employee: medical, dental, vision, short-term/long-term liability insurances, education, basic life insurance, personal accident insurance, workers’ compensation insurance and employer liability insurance.

(10)	Dr. Sarlis was employed by the Company at year end 2018, and on May 16, 2019, in accordance with a Transition Agreement dated January 7, 2019, Dr. Sarlis began performing services as a consultant to the Company and ceased to be an employee.

(11)	Represents $176,250 for consulting services performed by Dr. Sarlis in 2019 and $24,462 for reimbursement for medical insurance.

Narrative Disclosure To Summary Compensation Table

The Compensation Committee typically meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising our Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the year ended December 31, 2019, the Compensation Committee recommended, and our Board approved the grant of 8,500, 3,300, 1,800 and 1,000 options to Dr. Stergiou, Ms. Wood, Mr. Burns, and Dr. Sarlis respectively, at an exercise price of $69.00 per share. One quarter of the shares subject to these options vested in March 2020 and the remaining shares subject to the options will vest and become exercisable in equal monthly installments for 36 months thereafter. During the year ended December 31, 2018, the Compensation Committee recommended, and our Board approved the grant of 1,900, 1,000, 400, and 1,400 options to Dr. Stergiou, Ms. Wood, Mr. Burns, and Dr. Sarlis respectively, at an exercise price of $262.00 per share. One quarter of the shares subject to these options vested in March 2019 and the remaining shares subject to the options will vest and become exercisable in equal monthly installments for 36 months thereafter.

We have entered into employment agreements with each of the named executive officers described below, which include standard confidential information and/or inventions assignment agreements, and under which each of the named executive officers has agreed not to disclose our confidential information. The named executive officers are each eligible to participate in, subject to applicable eligibility requirements, all of our employee retirement and welfare benefit plans and programs made available to senior level executives. All severance benefits payable to the named executive officers under their employment agreements are subject to their signing, not revoking and complying with a release of claims in favor of us and are subject to applicable taxes and withholding.

Angelos M. Stergiou, M.D., Sc.D. h.c.

In September 2016, Private SELLAS entered into an employment agreement, or 2016 Stergiou Agreement, with Dr. Stergiou, President and Chief Executive Officer. The 2016 Stergiou Agreement was replaced and superseded in March 2019 by a new employment agreement, or the 2019 Stergiou Agreement, with Dr. Stergiou. Under 2016 Stergiou Agreement, which was governed by Bermuda law, Dr. Stergiou was entitled to an annual base salary of $400,000, net of all legally required applicable taxes, withholdings and deductions (subject to review and adjustment in the discretion of the Board or the compensation committee) and a discretionary annual cash bonus, with a target amount no less than 30% of Dr. Stergiou’s then effective base salary (subject to continued employment and the achievement of certain performance objectives established by the Board of Directors or compensation committee). The 2016 Stergiou Agreement also provided that Dr. Stergiou would receive a monthly housing allowance of $10,000, net of all legally required applicable taxes, withholdings and deductions, and would be eligible to receive an additional discretionary bonus as determined by the Company in its sole discretion.

The 2016 Stergiou Agreement did not have a specified term and either party could terminate such agreement by providing written notice at any time, with or without cause.

The 2019 Stergiou Agreement became effective as of July 1, 2019, at which time it replaced and superseded the 2016 Stergiou Agreement. The 2019 Stergiou Agreement has an initial two-year term unless terminated prior thereto (i) by us with cause (at any time) or without cause (upon at least 30 days’ prior written notice), or (ii) by Dr. Stergiou for good reason (upon at least 90 days prior written notice of the reason with a cure period of 30 days for us to correct the act or failure to act that constitutes good reason), or without good reason (upon at least 90 days prior written notice) or (iii) due to Dr. Stergiou’s death or disability. The 2019 Stergiou Agreement shall continue until terminated in accordance with its terms.

Pursuant to the terms of the 2019 Stergiou Agreement, Dr. Stergiou is entitled to an annual base salary of $525,000 (subject to review and adjustment in the sole discretion of the Board or the compensation committee thereof) and a discretionary annual cash bonus, with a target amount no less than 50% of Dr. Stergiou’s then effective base salary (subject to continued employment and the achievement of certain performance objectives established by the Board of Directors or compensation committee of the Board). The agreement also provides that to the extent that any benefit distributable pursuant to the terms of the agreement would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or the IRC, then the total payments payable to Dr. Stergiou will be reduced as set forth in the agreement (but not below zero) so that the maximum amount of such payments (after the reduction) shall be one dollar ($1.00) less than the amount which would cause such payments to be subject to the excise tax.

In addition, Dr. Stergiou is eligible to receive equity awards in the sole discretion of the Board or the compensation committee thereof.

Nicholas J. Sarlis, M.D., Ph.D., FACP

In September 2016, Private SELLAS entered into an employment agreement with Dr. Sarlis, or the Sarlis Employment Agreement, which was in effect during the years ended December 31, 2017 and 2018. The Sarlis Employment Agreement provided for a four-year term with an annual base salary of $345,000. Pursuant to the terms of such agreement, Dr. Sarlis was eligible to receive a discretionary annual cash bonus of up to 25% of his base salary (subject to continued employment and the achievement of certain performance objectives established by the Board of Directors or compensation committee). Dr. Sarlis was also eligible to receive an additional discretionary bonus.

In January 2019, we entered into a new agreement with Dr. Sarlis, or the Transition Agreement, which superseded the Sarlis Employment Agreement. The Transition Agreement provided that Dr. Sarlis would resign from his position as Chief Medical Officer and become a consultant effective May 15, 2019. Pursuant to the terms of the Transition Agreement, until the termination of his employment, Dr. Sarlis continued to receive his base salary of $380,000 per annum, and continued to participate in our benefit plans and programs. Dr. Sarlis was also entitled to a pro rata cash bonus for the period of his employment in 2019 following determination thereof by the compensation committee and was reimbursed for COBRA coverage for health benefits for the period between the termination of his employment and December 31, 2019. Following the termination of his employment until December 31, 2019, Dr. Sarlis provided consulting services to us for not less than 25 hours per week for a monthly fee of $23,500. Upon termination of Dr. Sarlis’ transition period of employment, Dr. Sarlis received a lump sum payment, paid in February 2020, consisting of his pro-rata incentive bonus for 2019, in an amount that was determined by the board based upon our achievement of the approved corporate goals for 2019, with a target percentage of 40% prorated for the actual number of days in the transition employment period.

Barbara A. Wood, Esq.

Effective March 14, 2018, we entered into an employment letter agreement with Ms. Wood. Under this agreement, Ms. Wood is entitled to an annual base salary of $365,000 (subject to review and adjustment in the discretion of the Board of Directors or the compensation committee) and a discretionary annual cash bonus, with a target amount of up to 40% of Ms. Wood’s then-effective base salary (subject to continued employment and the achievement of certain performance objectives established by our Board or compensation committee).

In connection with Ms. Wood entering into her employment letter agreement, and pursuant to the terms thereof, we granted to Ms. Wood incentive stock options to purchase up to 1,000 shares of our common stock. The option has an exercise price equal to the market price of our common stock upon the date of grant and vests as to one quarter after one year from grant and with the remainder over 36 equal monthly installments thereafter, so that the option will be fully vested and exercisable four years from the date of grant.

Ms. Wood’s employment letter agreement does not have a specified term and either party may terminate Ms. Wood’s employment agreement by providing written notice at any time, with or without cause. In December 2018, we entered into a severance agreement with Ms. Wood, or the Wood Severance Agreement, pursuant to which Ms. Wood may receive additional compensation in the event that Ms. Wood’s employment was terminated under certain conditions. See the discussion below under “Potential Payments Upon Termination or Change of Control.” In addition to the payment of severance amounts, the Wood Severance Agreement also provides that to the extent that any benefit distributable pursuant to the terms of the Wood Severance Agreement would be subject to the excise tax imposed under Section 4999 of the IRC, then the total payments payable to Ms. Wood shall be reduced as set forth in the Wood Severance Agreement (but not below zero) so that the maximum amount of such payments (after the reduction) shall be one dollar ($1.00) less than the amount which would cause such payments to be subject to the excise tax.

John T. Burns

Effective December 30, 2017, we entered into an employment letter agreement with Mr. Burns, or the 2017 Burns Agreement. Under this agreement, Mr. Burns is entitled to an annual base salary of $235,000 (subject to review and adjustment in the discretion of the Board of Directors or the compensation committee) and a discretionary annual cash bonus, with a target amount of up to 30% of Mr. Burns’s then-effective base salary (subject to continued employment and the achievement of certain performance objectives established by our Board or compensation committee).

Mr. Burns’s employment letter agreement does not have a specified term and either party may terminate Mr. Burns’s employment agreement by providing written notice at any time, with or without cause. The employment letter agreement also provides that Mr. Burns may receive additional compensation in the event that Mr. Burns’s employment was terminated under certain conditions.

Outstanding Equity Awards At 2019 Fiscal Year-End

The following table discloses certain information regarding all outstanding equity awards at fiscal year-end for each of the officers named in the Summary Compensation Table.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date
Angelos M. Stergiou	3/13/2018	831	1,069	$262.00	3/13/2028
	3/18/2019	—	8,500	$69.00	3/18/2029
Barbara A. Wood	3/14/2018	437	563	$255.00	3/14/2028
	3/18/2019	—	3,300	$69.00	3/18/2029
John T. Burns	3/13/2018	175	225	$262.00	3/13/2028
	3/18/2019	—	1,800	$69.00	3/18/2029

(1)	These unvested shares underlying each option grant are scheduled to vest at a rate of one quarter on the first anniversary of the grant date and with the remainder over 36 equal monthly installments.

(2)	The exercise price was determined by using the market price for our common stock at the close of business on the grant date.

Potential Payments Upon Termination or Change of Control

Angelos M. Stergiou

Potential Payments Made Upon Termination with Cause or Without Good Reason. The 2019 Stergiou Agreement provides that if Dr. Stergiou employment is terminated with cause by us, or by Dr. Stergiou without good reason, we will pay Dr. Stergiou all his accrued benefits, and all other rights and benefits of Dr. Stergiou will terminate upon such termination, except for any right to the continuation of benefits otherwise provided by law.

Potential Payments Made Upon Termination Without Cause or for Good Reason. The 2019 Stergiou Agreement provides that if we terminate Dr. Stergiou’s employment without cause or Dr. Stergiou resigns for good reason, we will pay Dr. Stergiou the following amounts in equal installments over a defined 12 month period: (i) an amount equal to 18 months of his then-current base salary, less standard employment-related withholdings and deductions and (ii) an amount equal to a pro-rated portion of his annual short-term incentive compensation for the year in which his employment terminates, without regard to whether the performance goals with respect to such bonus have been established or met and less standard employment-related withholdings and deductions. In addition, Dr. Stergiou will be entitled, if he so elects, to receive reimbursement for Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) monthly premiums for a specified period of time.

Potential Payments Upon Termination Related to Change in Control. The 2019 Stergiou Agreement provides that if we terminate Dr. Stergiou’s employment without cause or he resigns for good reason within a one month period prior to or one year following a change in control we will pay him the following amounts in equal installments over a 12 month period: (i) an amount equal to 24 months of his then-current Base Salary, less standard employment-related withholdings and deductions; and (ii) an amount equal to one and one-half times his target bonus for the year in which his employment terminates, without regard to whether the performance goals with respect to such target bonus have been established or met and less standard employment-related with holdings and deductions. In addition, Dr. Stergiou will be entitled, if he so elects, to receive reimbursement for COBRA monthly premiums for a specified period of time. Furthermore, the vesting of all of his equity awards will immediately vest in full and become exercisable as of the date of termination.

Barbara A. Wood

Potential Payments Made Upon Termination Without Cause or for Good Reason. Pursuant to the terms of the Wood Severance Agreement, in the event that Ms. Wood’s employment is terminated by us without cause or by Ms. Wood for good reason, we will pay Ms. Wood the following amounts in equal installments over a 12- month period: (i) an amount equal to 12 months of the then-current base salary, less standard employment-related withholdings and deductions, and (ii) an amount equal to a pro-rated portion of Ms. Wood annual short-term incentive compensation for the year in which the employment terminates, without regard to whether the performance goals with respect to such bonus have been have been established or met and less standard employment-related withholdings and deductions. In addition, Ms. Wood will be entitled, if she so elects, to receive reimbursement for COBRA monthly premiums for a specified period of time.

Potential Payments Upon Termination Related to Change in Control. The Wood Severance Agreement provides that if we terminate Ms. Wood’s employment without cause or she resigns for good reason within one year following a change in control we will pay her the following amounts in equal installments over a 18 month period: (i) an amount equal to 18 months of her then-current Base Salary, less standard employment-related withholdings and deductions; and (ii) an amount equal to her target bonus for the year in which her employment terminates, without regard to whether the performance goals with respect to such target bonus have been established or met and less standard employment-related with holdings and deductions. In addition, Ms. Wood will be entitled, if she so elects, to receive reimbursement for COBRA monthly premiums for a specified period of time.

John T. Burns

Potential Payments Made Upon Termination Without Cause or for Good Reason. The 2017 Burns Agreement provides that if we terminate Mr. Burns’s employment without cause or Mr. Burns resigns for good reason, we will pay Mr. Burns the  continuing severance pay at a rate equal to one hundred percent (100%) of Employee’s Base Salary, as then in effect (less applicable withholding), for a period of nine (9) months from the effective date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2019 to each of our non-employee directors. Directors who are employed by us are not compensated for their service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Total ($)(3)
Jane Wasman	82,500	25,874	108,374
Robert L. Van Nostrand	61,375	25,874	87,249
John Varian	62,750	25,874	88,624
David A. Scheinberg	47,500	25,874	73,374
Stephen F. Ghiglieri (1)	26,250	25,874	52,124

(1)	Mr. Ghiglieri’s term expired July 12, 2019; he is no longer a member of the board of directors.

(2)	Amounts shown reflect the grant date fair value computed in accordance with FASB ASC 718, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. Each director received 500 stock options on March 18, 2019. The assumptions we used in valuing options are described more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the footnotes to our financial statements incorporated in the Original Filing.

(3)	Dr. Angelos M. Stergiou, our Chief Executive Officer, is also a member of our Board, but does not receive any additional compensation for his service as a director.

Director Compensation Policy

Our Board and its compensation committee have adopted the following compensation for our directors:

Compensation Category	Amount
Annual Base Compensation	$40,000
Additional Non-Executive Chair Compensation	$30,000
Additional Committee Chair Compensation:
Audit	$15,000
Compensation	$10,000
Nominations and Governance	$7,500
Research and Development	$7,500
Additional Committee Membership Compensation:
Audit	$7,500
Compensation	$5,000
Nominations and Governance	$3,875
Research and Development	$3,875

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2019.

Equity Compensation Plan Information as of December 31, 2019

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Previous Columns)
Equity compensation plans approved by security holders
2017 Equity Incentive Plan	21,520	$112.81	—
2019 Equity Incentive Plan	—	N/A	202,684
Employee Stock Purchase Plan	—	N/A	5,302
Equity compensation plans not approved by security holders
None	—	—	—
Total	21,520	$112.81	207,986

Related Person Transactions Policy and Procedures

We have adopted a written Related Person Transactions and SEC Compliance Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of our Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits of the transaction to us and whether any alternative transactions were available. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in the good faith exercise of its discretion.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five members, classified into three classes as follows: (1) Jane Wasman, Robert Van Nostrand and John Varian are members of Class I with a term ending at the 2020 Annual Meeting; (2) David A. Scheinberg is the member of Class II with a term ending at the 2021 annual meeting; and (3) Angelos M. Stergiou is a member of Class III with a term ending at the 2022 annual meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Our Board of Directors is nominating Jane Wasman, Robert Van Nostrand and John Varian for election at the 2020 Annual Meeting as Class I directors to serve for a term of three years until their respective death, resignation or removal pursuant to our Bylaws.

In order to more evenly divide the classes of directors, and consistent with our Bylaws, John Varian has agreed that, if he is reelected at the 2020 Annual Meeting as a Class I director, he will resign from his Class I director seat, and the Board will simultaneously appoint him to a newly created directorship in Class III.  As a result, Mr. Varian would be up for reelection with other Class III directors at the 2022 annual meeting, rather than with the Class I directors at the 2023 annual meeting.

Unless authority to vote for these nominees is withheld, the shares represented by the enclosed proxy will be voted “FOR” the election of the foregoing Class I directors. In the event that any of the foregoing nominees becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board of Directors may recommend in that nominee’s place. We have no reason to believe that any of the foregoing nominees will be unable or unwilling to serve as directors.

THE board of directors UNANIMOUSY Recommends The Election Of JANE WASMAN, ROBERT VAN NOSTRAND AND JOHN VARIAN As CLASS I DirectorS, And Proxies Solicited By Our board of directors Will Be Voted In Favor Thereof Unless A Stockholder Has Indicated Otherwise On The Proxy.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Moss Adams LLP, or Moss Adams, as our independent registered public accounting firm for the fiscal year ended December 31, 2020 and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the 2020 Annual Meeting.

Moss Adams currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2019. Moss Adams has served as our auditors since 2018. Moss Adams does not have and has not had any financial interest, direct or indirect, in our Company, and does not have and has not had any connection with our company except in its professional capacity as our independent auditors.

Our Audit Committee and our Board believe that the continued retention of Moss Adams to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders. As a matter of good corporate governance, we are asking stockholders to ratify such appointment. If this appointment is not ratified at the 2020 Annual Meeting, the Audit Committee intends to reconsider its selection of Moss Adams. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of our company and its stockholders.

Audit and non-audit services to be provided by Moss Adams are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are costs or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers. Representatives of Moss Adams are expected to be present at the 2020 Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Our Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fee of our independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

“FOR” votes from holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the 2020 Annual Meeting that cast votes is required to ratify the appointment of Moss Adams. Abstentions and broker non-votes will count towards a quorum but will have no effect on the outcome of this Proposal 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2019 and 2018, by Moss Adams, our principal accountant.

	2018	2019
	(in thousands)
Audit Fees(1)	$345	$383
Audit-related Fees(2)	117	187
Tax Fees(3)	44	119
All Other Fees	—	—
Total Fees	$506	$689

(1)	For the years ended December 31, 2019 and 2018, the aggregate audit fees billed for professional services rendered for audits and quarterly reviews of our consolidated financial statements.

(2)	For the years ended December 31, 2019 and 2018, audit-related fees billed by Moss Adams pertained to services rendered in connection with procedures required for filings with the SEC in conjunction with financing transactions.

(3)	Tax fees consist of fees for tax consultation and compliance services.

All fees described above were pre-approved by the Audit Committee.

We furnished the foregoing disclosure to Moss Adams.

Pre-Approval Procedures

Our Audit Committee pre-approves of audit and non-audit services rendered by our independent registered public accounting firm, Moss Adams. Our Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

Our Audit Committee has determined that the rendering of services other than audit services by Moss Adams is compatible with maintaining the principal accountant’s independence.

THe board of directors UNAnIMOUSLY Recommends A Vote To Ratify The Appointment Of MOSS ADAmS As Our Independent Registered Public Accounting Firm, And Proxies Solicited By Our board of directors Will Be Voted In Favor Of Such Ratification Unless A Stockholder Indicates Otherwise On The Proxy.

PROPOSAL 3

TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At our 2019 annual meeting of stockholders, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board of Directors adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this Proxy Statement. We believe that our compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and effective in achieving the overall objectives of our compensation program. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

In response to receiving an approximately 56% positive say-on-pay vote at our 2019 Annual Meeting of Stockholders, we have conducted outreach to key shareholders to discuss our compensation programs. We have held telephonic meetings with certain of these key shareholders and, based on the feedback we have received, we are continuing to re-evaluate our pay practices and compensation programs with guidance from our independent compensation consultant, Radford.

Accordingly, our Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, our Board and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this Proposal 3 requires that the proposal receive “FOR” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the 2020 Annual Meeting that cast votes with respect to this Proposal 3. Abstentions and broker non-votes will count towards a quorum but will have no effect on the outcome of this Proposal 3. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled say-on-pay vote will be at the 2021 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

OTHER MATTERS

The Board, at the time of the preparation of this Proxy Statement, knows of no other matters to come before the 2020 Annual Meeting other than that referred to herein. If any other matters should properly come before the 2020 Annual Meeting, the persons named in the proxy card will have discretionary authority to vote all proxies in accordance with his or her best judgment.

By Order of the Board of Directors

Barbara A. Wood

Executive Vice President, General Counsel

and Corporate Secretary

Life Science Group 1 U P X 01 - Jane Wasman 02 - John Varian 03 - Robert Van Nostrand For Withhold For Withhold For Withhold 3. To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers. This proposal calls for a non-binding, advisory vote, and accordingly there is no “required vote” that would constitute approval. However, our Board of Directors, including our compensation committee, values the opinions of our stockholders and we will consider our stockholders’ concerns to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement and evaluate what actions may be appropriate to address those concerns. 2. To Ratify the Selection by the Audit Committee of Moss Adams LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the current fiscal year. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03927B + + Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR A Proposals 2 and 3. Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card 1. To Elect Three Class I Directors. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominee receiving the highest number of affirmative votes will be elected. The nominees for Class I director to be considered at the annual meeting are Jane Wasman, John Varian and Robert Van Nostrand. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the foregoing slate of Class I Directors. For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 5 8 0 2 3 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM M MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/SLS or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SLS Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 9:00 a.m., Eastern Daylight Time, on June 7, 2020. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SLS PROXY FOR 2020 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SELLAS LIFE SCIENCES GROUP, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE. The undersigned stockholder of SELLAS Life Sciences Group, Inc., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 22, 2020. The undersigned stockholder hereby also designates Angelos M. Stergiou, President and Chief Executive Office Barbara A. Wood, Executive Vice President, Secretary and General Counsel, or any of them, as proxies and attorneys-in-fact, with full power to each other of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2020 Annual Meeting of Stockholders of SELLAS Life Sciences Group, Inc. to be held on Tuesday, June 9, 2020, at 8:30 a.m., EDT, at 15 West 38th Street, 4th Floor, New York, NY 10018 and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side. THE SHARES PRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND AS SAID PROXIES (OR ANY OF THEM) DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy — SELLAS Life Sciences Group, Inc. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.